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Exhibit 99.1









                          AGREEMENT AND PLAN OF MERGER

                                      among

                              NEWTEK CAPITAL, INC.,


                 EXPONENTIAL BUSINESS DEVELOPMENT COMPANY, INC.

                                       and

                               THE STOCKHOLDERS OF
                 EXPONENTIAL BUSINESS DEVELOPMENT COMPANY, INC.


                                      Dated


                                 January 9, 2002

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                          AGREEMENT AND PLAN OF MERGER

         This Agreement And Plan of Merger ("Agreement"), together with all the Exhibits, Schedules and other attachments is effective as of this date, January 9, 2002 ("Effective Date") and is made among Newtek Capital, Inc., a New York corporation ("Newtek"), Exponential Merger Subsidiary, Inc., a New York Corporation and a wholly-owned subsidiary of Newtek ("Merger Sub"), Exponential Business Development Company, Inc., a New York corporation ("Exponential") and each one of the stockholders of Exponential Business Development Company, Inc ("Exponential Stockholders"). Newtek, Merger Sub, Exponential and the Exponential Stockholders may be referred to in this Agreement individually as a "Party" and collectively as the "Parties."

                             PRELIMINARY STATEMENTS

         Newtek has caused Merger Sub to be organized as a New York corporation and wholly-owned subsidiary of Newtek for the purpose of facilitating the acquisition of Exponential by Newtek.

         The Boards of Directors of Newtek, Merger Sub and Exponential, and the stockholders of Merger Sub and Exponential have approved and authorized the acquisition of Exponential by Newtek pursuant to the merger of Merger Sub with and into Exponential, pursuant to the terms hereof (the "Merger").

         Each share of Exponential Common Stock outstanding at the Closing (as defined in herein) shall be exchanged for 8,333.3334 shares of Newtek Common Stock, par value $0.02 per share ("Newtek Common Stock"), as more fully provided in this Agreement.

         The Parties intend that the Merger constitute a tax-free reorganization for purposes of the Internal Revenue Code of 1986, as amended ("Code").


                                    AGREEMENT

         Now, therefore, in consideration of the premises and the mutual and dependent promises set forth, the Parties agree as follows:

                                    ARTICLE I

                                   ACQUISITION

         Section 1.01 Merger. As promptly as practicable following the satisfaction or waiver of the conditions to the parties' respective obligations hereunder, at the Effective Time (as defined in Section 1.02, ) Merger Sub shall pursuant to the terms hereof be merged into Exponential. Exponential shall be the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Time, the separate existence of Merger Sub shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Merger Sub and Exponential shall be vested in and assumed by Surviving Corporation.

         Section 1.02 Effective Time. The Merger shall be effected by the filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of New York (the "Secretary of State") in accordance with New York law to become effective on the day of the Closing

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provided for in Section 1.09 hereof. "Effective Time" shall mean the actual time of filing of the Certificate of Merger.

         Section 1.03 Certificate of Incorporation and By-laws. The Certificate of Incorporation and By-laws of the Surviving Corporation shall be the Certificate of Incorporation and By-laws of Exponential as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable law.

         Section 1.04 Directors of Surviving Corporation. The directors of Exponential immediately prior to the Effective Time, with the addition of one director to be designated by Newtek shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of Surviving Corporation.

         Section 1.05 Officers of Surviving Corporation. The officers of Exponential immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         Section 1.06 Conversion of Exponential Common Stock. At the Effective Time, each share of Exponential Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for 8,333.3334 shares (the "Exchange Ratio") of Newtek Common Stock. The shares of Newtek Common Stock issued in connection with the Merger shall be referred to as "Merger Shares." The aggregate number of Merger Shares to be issued shall be 1,000,000 shares of Newtek Common Stock. Certificates representing one half of the Merger Shares issued to each Exponential Stockholder (or 500,000 Merger Shares in the aggregate) shall be delivered to the Exponential Stockholders at the Closing (the "Delivered Merger Shares") and the other one half (or 500,000 Merger Shares in the aggregate) shall be placed in escrow at the Closing (the "Escrowed Merger Shares") pursuant to an Escrow Agreement in the form of Exhibit A, to be released to the Exponential Stockholders only under the circumstances described in Exhibit B hereof. No fractional shares of Newtek Common Stock shall be issued and all shares of such stock to be issued will be rounded to the nearest whole number.

         Section 1.07  Restrictions on Transfer; Escrow; Registration.

         (a) The 500,000 Delivered Merger Shares shall be subject to the following contractual restrictions on transfer; provided, however, that the Delivered Merger Shares may nonetheless be transferred to an immediate family member of the Exponential Stockholder or a trust or other entity for the benefit of any of them.

                  (i) One hundred fifty thousand (150,000) Delivered Merger Shares (or 1,250 shares of Newtek Common Stock for each share of Exponential Common Stock) will be transferable by the holder thereof upon the effectiveness of the resale registration statement referred to in Subsection (d) below.

                  (ii) One hundred seventeen thousand (117,000) Delivered Merger Shares (or 975 shares of Newtek Common Stock for each share of Exponential Common Stock) will be transferable by the holder thereof twelve (12) months after the Closing.

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                  (iii)    One hundred seventeen thousand (117,000) Delivered
         Merger Shares (or 975 shares of Newtek Common Stock for each share of Exponential Common Stock) will be transferable by the holder thereof twenty four (24) months after the Closing.

                  (iv) One hundred sixteen thousand (116,000) Delivered Merger Shares (or 967 shares of Newtek Common Stock for each share of Exponential Common Stock) will be transferable by the holder thereof thirty six (36) months after the Closing.

For purposes of this Agreement the term "immediate family member" shall have the meaning set forth in section (e) of Rule 16a-1 of the Securities and Exchange Commission.

         (b) The 500,000 Escrowed Merger Shares (or 4,166.6667 shares of Newtek Common Stock for each outstanding share of Exponential Common Stock), shall be placed in escrow on behalf of the Exponential Stockholders pursuant to the terms of the Escrow Agreement in the form as set forth in Exhibit A, with the firm of Cozen O'Connor as the escrow agent ("Escrow Agent"). Such Escrowed Merger Shares shall be released from escrow or, if any remain at the termination of the Escrow Agreement, returned to Newtek, pursuant to the terms of the provisions set forth in Exhibit B to this Agreement. The Exponential Stockholders shall, subject to the following sentence, have the right to vote and receive dividends with respect to the Escrow ed Merger Shares but to the extent that dividends are declared and paid or accrued, as the case may be, with respect to the Escrowed Merger Shares, such dividends shall be held in escrow along with the Escrowed Merger Shares and delivered to the Exponential Stockholders at the time of and in proportion to the delivery of the Escrowed Merger Shares. Notwithstanding the foregoing, the Exponential Stockholders agree that with respect to the Escrow Shares, they shall in any matter presented to the Newtek shareholders during the existence of the Escrow Agreement vote their respective Escrowed Merger Shares in proportion to all other votes cast by the holders of Newtek Common Stock.

         (c) All certificates representing the shares of Newtek Common Stock to be issued to the Exponential Stockholders in exchange for their shares of Exponential Common Stock shall bear a legend setting forth the foregoing transfer restrictions as well as those which Newtek reasonably deems legally required by state and federal securities laws.

         (d) Newtek shall file with the Securities and Exchange Commission a resale registration statement to permit the immediate resale by the Exponential Stockholders of a total of one hundred fifty thousand (150,000) shares of Newtek Common Stock no later than fifteen (15) calendar days following the date of Closing, and shall use its best efforts to cause such registration statement to be declared effective as promptly as practicable, subject to the terms of Section 5.03 hereof.

         (e) Upon a "change in control" of Newtek, as defined below, which occurs prior to January 31, 2005, the transfer restrictions in subparagraphs
(ii), (iii) and (iv) of Section 1.07(a) shall automatically terminate, and the remaining Escrowed Merger Shares shall immediately be delivered to the Exponential Stockholders and the escrow shall terminate. "Change in control" for the purposes of this Section 1.07 means the occurrence of any one or more of the following: (i) Barry Sloane, Brian A. Wasserman and Jeffrey G. Rubin all three together fail to hold, as beneficial or record holders, or in conjunction with their immediate family members or trusts established for the benefit of any of them, in total at least thirty five percent (35%) of the outstanding Newtek Common Stock, (ii) Barry Sloane and either Brian A. Wasserman or Jeffrey G. Rubin fail to continue to serve as on Newtek's Board of Directors, or (iii) Barry Sloane and

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either Brian A. Wasserman or Jeffrey G. Rubin fail to continue to serve in their respective current capacities as Chief Executive Officer, Chief Financial
Officer and President of Newtek.

         Section 1.08. Merger Sub Common Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation at the Effective Time.

         Section 1.09  Closing; Surrender of Certificates.

         (a) The parties shall agree to a mutually acceptable closing date, time and location ("Closing") that must be not later than ten (10) calendar days after receipt of all necessary regulatory approvals, including any mandatory waiting periods.

         (b) At the Closing, the Exponential Stockholders shall surrender certificate(s) evidencing all the Exponential Common Stock ("Certificate(s)") to Newtek in exchange for shares of Newtek Common Stock to be issued and delivered in the amounts as provided herein, all pursuant to Newtek's standard procedures for the issuance of Newtek Common Stock.

         Section 1.10 Award of Options. In addition to the exchange of Merger Shares, at the Closing, Newtek shall grant to each Exponential Stockholder an option to purchase fifty five thousand, eight hundred thirty four (55,834) shares of Newtek Common Stock (collectively, the "Newtek Stock Options"), which shall be issued pursuant to Newtek's 2000 Stock Incentive and Deferred Compensation Plan ("Newtek's Stock Incentive Plan"). The exercise price for the Newtek Stock Options shall be the fair market value of Newtek's Common Stock at the date of the Closing. As long as the Exponential Stockholder is in compliance with his obligations under the Consulting Agreement, as set forth as Exhibit C, fifty percent (50%) of the Newtek Stock Options granted to him shall vest on the first anniversary of the Closing and the remaining fifty percent (50%) shall vest on the second anniversary of the Closing. All Newtek Stock Options shall be exercisable for no more than five (5) years from the date of vesting, or immediately upon a change of control of Newtek as set forth in Newtek's Stock Incentive Plan. Newtek shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses in the registration statement applicable to such Newtek Stock Options for so long as such options remain outstanding.

         Section 1.11. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 906 of the Business Corporation Law of The State of New York, as amended.

         Section 1.12 Additional Actions. If, at any time after the Effective Time, Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable
(a) to vest, perfect or confirm, of record or otherwise, in Surviving Corporation, title to and possession of any property or right of Exponential acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, Exponential and its proper officers and directors shall be deemed to have granted to Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Surviving Corporation are fully authorized in the name of Exponential or otherwise to take any and all such action.

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                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES OF
                          THE EXPONENTIAL STOCKHOLDERS


         In order to induce Newtek to enter this Agreement, the Exponential Stockholders severally and not jointly represent and warrant as follows:

         Section 2.01 Ownership of Exponential Common Stock. Each of the Exponential Stockholders owns the number of shares of Exponential Common Stock as set forth next to his or her name on Schedule 2.01. Such shares of Exponential Common Stock are legally and beneficially owned as set forth on
Schedule 2.01 and are now and will be at Closing free and clear of all liens, pledges, claims, security interests, encumbrances, charges or restrictions of any kind.

         Section 2.02 No Transfer Restrictions. Except for the Cross-Purchase, Redemption and Restrictive Sale Agreement dated July 20, 1993 among the Exponential Stockholders, which is terminated pursuant to Section 5.06, below, there are no outstanding agreements, restrictions, contracts, commitments or demands of any character to which any Exponential Stockholder is a party or of which any Exponential Stockholder is aware which relate to or restrict the transfer of any of the shares of Exponential Common Stock. Upon consummation of the Merger as contemplated by this Agreement, Newtek will acquire good and marketable title to the Exponential Common Stock, free and clear of all liens, pledges, claims, security interests, encumbrances charges or restrictions of any kind, other than (i) those created by Newtek, if any, and (ii) those non-contractual transfer restrictions generally applicable under New York securities and federal securities laws with respect to non-public transactions.

         Section 2.03 Execution and Delivery. Each Exponential Stockholder represents and warrants that this Agreement is valid and binding on him according to its terms and shall be binding on his heirs, personal representatives or assigns.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF EXPONENTIAL
                        AND THE EXPONENTIAL STOCKHOLDERS


         In order to induce Newtek to enter this Agreement, Exponential represents and warrants, and the Exponential Stockholders severally and not jointly represent and warrant that, except as set forth on a disclosure schedule delivered in connection with this Agreement:

         Section 3.01  Organization and Standing.

                  (a) Exponential is a corporation duly organized, existing and in good standing under the laws of the State of New York with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as it is currently conducted. Exponential is not in default of any provision of its Certificate of Incorporation, By-laws or other

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agreement relating to corporate governance or organization. Exponential is qualified to do business in each jurisdiction where the nature of its activities would require it to qualify, except where the failure to qualify would not have a material adverse effect on Exponential's business, financial condition or results of operations ("Exponential Material Adverse Effect").

                  (b) Exponential Business Development Company, LP ("Exponential LP") is a limited partnership duly organized, existing and in good standing under the laws of the State of New York with full power and authority to own, lease, use and operate its properties and to conduct its business as it is currently conducted. Exponential LP is not in default of any provision of its Certificate of Limited Partnership, Articles of Limited Partnership or other agreement relating to its governance or formation. Exponential LP is qualified to do business in each jurisdiction where the nature of its activities would require it to qualify.

                  (c) Exponential of New York, LLC is a limited liability company ("Exponential LLC") duly organized, existing and in good standing under the laws of the State of New York with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as it is currently conducted. Exponential LLC is not in default of any provision of its Articles of Organization, Operating Agreement or other agreement relating to its governance or formation. Exponential LLC is qualified to do business in each jurisdiction where the nature of its activities would require it to qualify.

         Section 3.02 Corporate Power and Authority. Exponential has all requisite corporate power and authority to enter into and perform this Agreement. This Agreement has been duly and validly authorized by all necessary corporate action of Exponential. Exponential has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding obligation of Exponential, enforceable according with its terms, subject only to the approval and adoption of any items required to be adopted by Exponential's Stockholders.

         Section 3.03  Conflicts; Consents and Approvals. Except as set forth on
Schedule 3.03, Exponential's execution or performance of this Agreement will not:

                  (a) result in a breach or default or entitle any third party to terminate or accelerate any of the terms, conditions or provisions of Exponential's Certificate of Incorporation or By-laws, the Certificate of Limited Partnership and Articles of Limited Partnership of Exponential LP, or the Articles of Organization or Operating Agreement of Exponential LLC, or any agreement or obligation of Exponential, Exponential LP or Exponential LLC; or

                  (b) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Exponential, Exponential LP or Exponential LLC or their properties or assets.

         Section 3.04 Litigation. There is no legal action or any proceeding or investigation ("Action") pending or, to the knowledge of Exponential, threatened against Exponential, Exponential LP or Exponential LLC, which could have an Exponential Material Adverse Effect or a material adverse effect on Exponential's ability to execute and perform this Agreement.

         Section 3.05 Brokerage and Finder's Fees. Neither Exponential nor any of its directors, officers or employees has incurred, or will incur, any brokerage, finder's or similar fee in connection with the Merger or this Agreement which is the obligation of Exponential, Exponential LP or Exponential LLC.

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         Section 3.06  Authorization and Issuance of Exponential Common Stock.
The authorized capital stock of Exponential consists of 200 shares of common stock, no par value per share, and no shares of preferred stock, of which 120 shares of common stock are issued and outstanding. Each share outstanding of Exponential Common Stock has been duly authorized, validly issued and is fully paid and nonassessable, and no Exponential Common Stock has, except as set forth in Schedule 3.06, been issued in violation of preemptive or similar rights. Except as set forth in Schedule 3.06, there are no outstanding options, subscriptions, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Exponential or any of the Exponential Stockholders of any securities or interests of Exponential, Exponential LP or Exponential LLC, nor are there outstanding any securities which are convertible into or exchangeable for shares or equity interests of Exponential, Exponential LP or Exponential LLC.

         Section 3.07 Certified Capital Company Status and Investments. Exponential LLC is operating as a certified capital company (a "Capco") under provisions of Section 11 of the New York Tax Law and is, in all respects, fully licensed and legally qualified to do so. Exponential LLC has been certified as a Capco by the New York State Insurance Department and neither Exponential nor Exponential LLC has received written or oral information from the New York State Insurance Department that grounds do or may exist for decertification as a Capco under the provisions of applicable law. Except as set forth on Schedule 3.07, all loans or investments made by Exponential LLC are in compliance with applicable New York State Insurance Department regulations as Capco investments.

         Section 3.08 Complete Disclosure. The representations and warranties by Exponential in this Agreement or the related Schedules and Exhibits delivered by or on Exponential's behalf do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

         Section 3.09 Environmental Matters. Exponential, Exponential LP and Exponential LLC have at all times operated their respective businesses in material compliance with all Environmental Laws, and no material expenditures are or will be required in order to comply therewith. Except as disclosed in
Schedule 3.09, Exponential, Exponential LP and Exponential LLC have not received any notice or communication that relates to or alleges any actual or potential violation or failure to comply with any Environmental Laws that will result in an Exponential Material Adverse Effect. In this Agreement "Environmental Laws" means all applicable laws and regulations, including any licensing, permits or reporting requirements, and any action by a federal state or local government entity pertaining to the protection of the environment, protection of public health, protection of worker health and safety, or the handling of hazardous materials, including without limitation, the Clean Air Act, 42 U.S.C. ss. 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. ss. 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss. 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 690-1, et seq. ("RCRA"), and the Toxic Substances Control Act, 15 U.S.C. ss. 2601, et seq.

         Section 3.10 Insurance. Exponential, Exponential LP and Exponential LLC have been and are insured with respect to all aspects of their businesses in amounts and against any risks sufficient to comply with the law. Exponential has provided Newtek a true, correct and complete

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list of all insurance policies, including key man insurance, and bonds in which
Exponential, Exponential LP or Exponential LLC is named as an insured party or for which it has paid any premiums ("Policies"), and the list correctly states the name of the insurer, the name of each insured party, the type and amount of coverage, deductible amount, if any, and the expiration date and premium amount of each policy or bond. All the Policies are currently in full force and effect and Exponential, Exponential LP and Exponential LLC have received no notice of cancellation or termination for any policy. Exponential, Exponential LP and Exponential LLC shall continue all Policies in full effect through the Closing. All premiums due and payable on the Policies have been paid.

         Section 3.11 Exponential's Officers and Employees. Except as disclosed in Schedule 3.11, to the knowledge of Exponential and the Exponential Stockholders, no present or former director or officer of Exponential or 5 percent or more Exponential Stockholder has any financial interest, direct or indirect, in any vendor, client, or account of, or other outside business which has transactions with, Exponential, Exponential LP or Exponential LLC involving consideration in excess of $10,000, in the aggregate. Neither Exponential nor any 5 percent or more Exponential Stockholder has any agreement or understanding with any person associated with or employed by Exponential, Exponential LP or Exponential LLC which would influence that person not to remain associated with or employed by Exponential after the Closing or from serving Exponential after the Closing in a capacity similar to the capacity presently served.

         Section 3.12 Audited and Unaudited Financial Statements. Exponential has furnished to Newtek Financial Statements (as defined below) of Exponential, Exponential LP and Exponential LLC. The Financial Statements (including the related notes, where applicable) fairly present (subject, in the case of the unaudited and review statements, to audit adjustments normal in nature and amount and the addition of customary notes) the assets, liabilities, results of the operations and changes in stockholders' equity and financial position of Exponential, Exponential LP and Exponential LLC for the respective periods or as of the respective dates therein set forth; and the Financial Statements (including the related notes, where applicable) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of Exponential, Exponential LP and Exponential LLC are true and complete in all material respects and have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements. "Financial Statements" as used in this Section 3.12 means (i) the balance sheets (including related notes and schedules, if any) of Exponential, Exponential LP and Exponential LLC as of December 31, 2000, and the statements of operations, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Exponential, Exponential LP and Exponential LLC for the year ended December 31, 2000, together with the audit report of Dermody, Burke and Brown, Certified Public Accountants, LLC thereon with respect to Exponential LLC and the review report of Dermody, Burke and Brown, Certified Public Accountants, LLC thereon with respect to Exponential and Exponential LP; and (ii) the unaudited balance sheets of Exponential, Exponential LP and Exponential, LLC as of October 31, 2001, and the related unaudited statements of income and changes in stockholders' equity for each such entity for the ten-month period then ended. The unaudited balance sheet of Exponential as of October 31, 2001 is referred to as the "Latest Balance Sheet" and October 31, 2001 is the "Latest Balance Sheet Date."

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         Section 3.13  Undisclosed Liabilities. Exponential, Exponential LP and
Exponential LLC have no liabilities or obligations of any nature except those:

                  (a)      disclosed on Schedule 3.13;

                  (b) reflected in the Latest Balance Sheet which have not been paid or discharged since the Latest Balance Sheet Date; or

                  (c) current liabilities (including provisions for current and deferred income tax) incurred since the Latest Balance Sheet Date, in transactions entered into in the ordinary course of business consistent with past practices which are properly reflected on its books and which are not inconsistent with this Agreement; or

                  (d) obligations to be performed in the ordinary course of business, consistent with past practice, under the Contracts (as defined in Section 3.22) or under agreements not required to be disclosed pursuant to
Section 3.22.

         Section 3.14 Absence of Certain Changes. Since the Latest Balance Sheet Date, other than those disclosed on Schedule 3.14, there has not been:

                  (a) any Exponential Material Adverse Effect, or anything which reasonably could be expected to result in an Exponential Material Adverse Effect, including, without limitation, a material adverse change relating to a relationship with an existing investor, borrower, or agent;

                  (b) any declaration relating to a distribution or payment to any Exponential Stockholder or any direct or indirect redemption, repurchase or other acquisition by Exponential of any Exponential Common Stock or any agreements to purchase or acquire any Exponential Common Stock, or the issuance of any option, warrant or right to acquire any Exponential Common Stock;

                  (c) any transaction entered into or carried out by Exponential, Exponential LP or Exponential LLC other than in the ordinary and usual course of Exponential's business consistent with past practices;

                  (d) any borrowing or agreement to borrow funds, or incurring of any other obligation or liability of any type, except those incurred in the usual and ordinary course of the business of Exponential, Exponential LP or Exponential LLC consistent with past practices, nor has Exponential, Exponential LP or Exponential LLC endorsed, assumed or guaranteed any payment or performance of a loan or obligation of any other entity;

                  (e) any material change in the accounting procedures or practices of Exponential, Exponential LP or Exponential LLC or changes in the method of application of those procedures or practices;

                  (f) any mortgage or other encumbrance of any type whatsoever imposed or agreed to be imposed on or with respect to the property or assets of Exponential, Exponential LP or Exponential LLC;

                  (g) any disposition of any type whatsoever of any of the properties, rights or assets of Exponential, Exponential LP or Exponential LLC;

                  (h) any loan, advance or equity investment made by Exponential, Exponential LP or Exponential LLC to any entity except in the ordinary and usual course of business;

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                  (i)      any modification of any type whatsoever of any
provision of an agreement with any entity other than in accordance with the terms of the agreement or in the usual and ordinary course of business;

                  (j) any labor dispute or disturbance adversely affecting Exponential's business operations or condition (financial or otherwise), including, without limitation, the filing of any petition or charge of unfair or discriminatory labor practice with any governmental or regulatory authority, efforts to effect a union representation election, actual or threatened employee strike, work stoppage or slowdown;

                  (k) any material damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of Exponential, Exponential LP or Exponential LLC; or

                  (l) any contract or agreement entered into by Exponential, Exponential LP or Exponential LLC that is not able to be terminated on 30 days or fewer advance notice without payment of a penalty or premium in excess of $100.

         Section 3.15  Taxes.

                  (a) Except as disclosed in Schedule 3.15, Exponential, Exponential LP and Exponential LLC have timely paid or accrued all federal, state, local and foreign taxes, assessments, fees and other governmental charges required to be paid or accrued as of the date hereof ("Taxes"). Except as disclosed in Schedule 3.15, Exponential, Exponential LP and Exponential LLC have filed all federal, state, local and foreign tax returns and tax reports that each is required to file, these returns and reports are true, correct and complete and have not been amended, and all taxes arising under these returns and reports have either been fully paid or are adequately reserved for in the Financial Statements, and will be timely paid when due. No claim has been made by authorities in any jurisdiction where Exponential, Exponential LP or Exponential LLC did not file tax returns that it is or may be subject to taxation by that jurisdiction. All tax payments relating to employees, including income tax withholding, FICA, FUTA, unemployment and workers' compensation payments due and payable as of the date of this Agreement have been fully and timely paid or accrued.

                  (b) Except as set forth in Schedule 3.15, Exponential has delivered to Newtek copies of all federal, state, local, and foreign income tax returns filed with respect to Exponential, Exponential LP and Exponential LLC for taxable periods ended on or before December 31, 2000. Except as disclosed in
Schedule 3.15, there have been no audits by taxing authorities prior to the date of Closing with respect to any tax year for which assessment is not barred by any applicable statute of limitations. Exponential<184> Exponential LP and Exponential LLC have made no waiver of any applicable statute of limitations or other defense for filing a tax return or for paying any taxes or assessments of a deficient or unpaid taxes. Exponential, Exponential LP or Exponential LLC have paid or settled all deficiencies resulting from any audits. To Exponential's knowledge there is no pending or threatened federal, state, local or foreign tax audit or assessment nor any agreement by Exponential, Exponential LP or Exponential LLC with any federal, state, local or foreign taxing authority that may affect the tax liability of Exponential, Exponential LP or Exponential LLC.

                  (c) Except as disclosed in Schedule 3.15, Exponential has properly reflected in the Financial Statements at or through the date of such Financial Statements in accordance with GAAP consistently applied, all taxes due as of such date and not already paid and any required reserves related to such taxes that are attributable to the existence or operations of Exponential, Exponential LP and Exponential LLC.

                  (d) Except as disclosed in Schedule 3.15, Exponential, Exponential LP or Exponential LLC have not been a member of an affiliated, consolidated, combined or unitary group for purposes of taxes and have no liability under Treasury Regulation 1.1502-6. Exponential, Exponential LP or Exponential LLC are not obligated to pay the tax liability of any other entity or to indemnify any other person with respect to any tax.

         Section 3.16 Compliance with Law. Each of Exponential, Exponential LP and Exponential LLC has complied and is in compliance in all material respects with all laws, orders, and regulations, and all judgments, decisions and orders of any government entity applicable to it ("Applicable Laws"), except where failure to comply would not have an Exponential Material Adverse Effect. Each of Exponential, Exponential LP and Exponential LLC has all licenses, permits, approvals and certifications or similar items of any type necessary for the conduct of its business as currently conducted ("Permits"). Schedule 3.16 lists all Permits, each of which is valid and in full force and effect and, to the knowledge of Exponential, such status will be unaffected by the Closing. To Exponential's knowledge (i) neither it nor Exponential LP or Exponential LLC is in violation of any of the Permits and (ii) there is no pending or threatened proceeding which could result in the revocation, cancellation or inability to renew any Permit.

         Section 3.17  Proprietary Rights.

                  (a) Schedule 3.17 sets forth a true and correct list of all, patents, inventions, trade secrets, proprietary rights, computer software, trademarks, trade names, service marks, trade names, copyrights and franchises owned or licensed by any of Exponential, Exponential LP or Exponential LLC ("Proprietary Rights"), the loss of which could have an Exponential Material Adverse Effect.

                  (b) Except as set forth in Schedule 3.17, Exponential, Exponential LP or Exponential LLC either owns or has the right to use (pursuant to perpetual, fully paid-up licenses) all Proprietary Rights used by Exponential, Exponential LP or Exponential LLC in connection with or necessary to the operation of its business, without infringing on or otherwise acting adversely to the rights or claimed rights of any person. Neither Exponential, Exponential LP or Exponential LLC is obligated to pay any royalty or other consideration to any person in connection with the use of any such Proprietary Rights. No claim has been asserted against Exponential, Exponential LP or Exponential LLC to the effect that the use of any Proprietary Rights by Exponential, Exponential LP or Exponential LLC infringes the rights of any person.

                  (c)      Except as set forth on Schedule 3.17:

                           (i) Exponential, Exponential LP or Exponential LLC
have not transferred or encumbered the Proprietary Rights in any way;

                           (ii)  to Exponential's knowledge, Exponential,
Exponential LP or Exponential LLC have not infringed in any way the proprietary rights of any other entity;

                           (iii) to Exponential's knowledge, the Proprietary
Rights are not subject to any pending or threatened challenge, investigation, proceedings, inquiries, reviews, claims of infringement, unfair competition, or other claims of any entity;

                           (iv) Exponential, Exponential LP or Exponential LLC
have not given any indemnification against patent, trademark or copyright infringement to any entity nor is Exponential restricted by any third party because of any alleged infringement from using any of the Proprietary Rights Exponential uses in its business.

         Section 3.18  Restrictive Documents or Laws. Other than as set forth on
Schedule 3.18, Exponential, Exponential LP and Exponential LLC are subject to no restrictions in any agreement or in any law, order, judgment or decree not of general application which adversely affects, or that reasonably could be expected to adversely affect their respective (a) business in any way (b) continued business operations after the Closing on substantially the same basis as it is currently operated; or (c) the performance by Exponential of this Agreement.

         Section 3.19 Bank Accounts, Depositories, Powers of Attorney. A true, correct and complete list of the names and locations of all banks or other depositories where Exponential, Exponential LP or Exponential LLC have accounts or safe deposit boxes with the names of the persons authorized to have access in anyway to these items is set forth in Schedule 3.19. Except as set forth in
Schedule 3.19 no person has power of attorney with respect to Exponential, Exponential LP or Exponential LLC.

         Section 3.20 Title to and Condition of Properties. Except as set forth in Schedule 3.20, Exponential, Exponential LP and Exponential LLC have good, valid and marketable title or ownership, held free and clear of any encumbrance whatsoever to all of their respective assets and properties of every kind, tangible or intangible, wherever located now used in the present conduct of their businesses. All such properties are suitable for their current uses without violating any Applicable Laws, or any private restrictions. Except as set forth in Schedule 3.20, no financing statement under the Uniform Commercial Code or similar law has been filed in any jurisdiction naming Exponential, Exponential LP or Exponential LLC or any of their predecessors, and Exponential, Exponential LP or Exponential LLC are not subject to any agreement or obligation authorizing any party to file a financing statement of any sort. All tangible personal property owned, leased or used by Exponential, Exponential LP or Exponential LLC is suitable for the purpose or purposes for which it is being used and has been maintained in all material respects in accordance with the terms of any applicable lease and no term of a lease will be materially affected by the Merger.

         Section 3.21  ERISA.

                  (a) Except as set forth in Schedule 3.21, Exponential is not a party to an "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") which (i) is subject to any provision of ERISA and (ii) is or was at any time maintained, administered or contributed to by Exponential and covers any employee or former employee of Exponential and under which Exponential or any ERISA Affiliate (as defined hereafter) has any liability. These plans are referred to collectively in this Agreement as the "Employee Plans." For purposes of this Section, "Affiliate" of any person or entity means any other person or entity which, together with that person or entity, could be treated as a single employer under
Section 414(m) of the Code or is an "affiliate," whether or not incorporated, as defined in Section 407(d)(7) of ERISA, of the person or entity.

                  (b) Schedule 3.21 identifies each employment, severance or other similar arrangement or policy and each plan or arrangement (written or oral) (other than those disclosed on Schedule 3.28) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, severance benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation, or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Exponential or any of its ERISA Affiliates, and (iii) covers any employee or former employee of Exponential or any of its ERISA Affiliates. These contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished or made available previously to Newtek are referred to collectively in this Agreement as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to that Benefit Arrangement.

                  (c) Except as set forth in Schedule 3.21, there is no liability in respect of post-retirement health and medical benefits for retired employees of Exponential or any of its ERISA Affiliates other than medical benefits required to be continued under applicable law, determined using assumptions that are reasonable in the aggregate, over the fair market value of any fund, reserve or other assets segregated for the purpose of satisfying such liability (including for such purposes any fund established pursuant to Section 401(h) of the Code). Exponential has reserved its right to amend or terminate any Employee Plan or Benefit Arrangement providing health or medical benefits in respect of any active employee of Exponential or ERISA Affiliates under the terms of any applicable plan and written descriptions thereof given to employees. With respect to any of Exponential's Employee Plans which are "group health plans" under Section 4980B of the Code and Section 607(1) of ERISA, there has been material compliance with all requirements imposed there under so that Exponential and its ERISA Affiliates have no (and will not incur any) loss, assessment, tax penalty, or other sanction with respect to any such plan.

                  (d) Except as set forth in Schedule 3.21, there has been no amendment to, written interpretation or announcement (whether or not written) by Exponential or any of its ERISA Affiliates relating to any Employee Plan or Benefit Arrangement which would increase the expense of maintaining the Employee Plan or Benefit Arrangement above the level of the expense incurred in respect to the Employee Plan for the year ended immediately prior to the Closing Date.

                  (e) Other than as set forth in Schedule 3.21, Exponential is not a party to or subject to any employment contract or arrangement providing for annual future compensation, or the opportunity to earn annual future compensation (whether through fixed salary, bonus, commission, options or otherwise) of more than $25,000 to any officer, consultant, director or employee.

                  (f) The execution of this Agreement and consummation of the Merger does not constitute a triggering event under any Employee Plan or any other employment contract, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (of severance pay or otherwise), acceleration, increase in vesting, or increase in benefits to any current or former participant, employee or director of Exponential other than an event that (i) is specifically disclosed on Schedule 3.21 or (ii) is not material to the financial condition or business of Exponential.

                  (g) Any reference to ERISA or the Code or any section thereof shall be construed to include all amendments thereto and applicable regulations and administrative rulings issued there under.

         Section 3.22 Contracts. Schedule 3.22 lists all agreements of any type (written or oral) of Exponential, Exponential LP or Exponential LLC (i) which are material to their respective financial condition, operations, assets or business, (ii) to which any present or former 5 percent or more Exponential Stockholder, director or officer of Exponential, or any person related by blood or marriage to any such person ("Related Parties"), is a party; (iii) to which any person controlling, controlled by or under common control with any such person is a party; or (iv) to which any employee, agent or consultant of Exponential is a party. All such agreements ("Contracts") are, with respect to those set forth in clause (i), valid and binding on the parties thereto, are in full force and effect, and are enforceable in accordance with their terms, and with respect to those set forth in clauses (ii), (iii) and (iv), are in full force and effect, and are valid and binding on, and enforceable in accordance with their terms against, Exponential, Exponential LP or Exponential LLC, as the case may be, and, to the knowledge Exponential and the Exponential Stockholders, the other parties thereto, in both cases except to the extent enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws governing creditors' rights or (b) general principles of equity, whether considered in a proceeding at law or in equity. To Exponential's knowledge, neither it nor any other party to a Contract is in violation of or in default nor has anything occurred which would or could constitute a default under a Contract.

         Section 3.23 Affiliated Transactions. Schedule 3.23 lists all amounts in excess of $1,000 in the aggregate payable to Exponential, Exponential LP or Exponential LLC by any Related Party ("Related Party Receivables") and all amounts payable by Exponential, Exponential LP or Exponential LLC to any Related Party ("Related Party Payables") as of the date of this Agreement. The list includes the payor, payee, amount, terms of repayment, maturity date and any set off rights of the payor of each Related Party Receivable and Related Party Payable. Except as disclosed in Schedule 3.23 and subject to the $1,000 exclusion, to the knowledge of Exponential and the Exponential Stockholders, no Related Party has any financial interest, direct or indirect, in any vendor, client, or account of, or other outside business which has transactions with, Exponential, Exponential LP or Exponential LLC, including the companies which Exponential considers a "portfolio company". Exponential has no knowledge of any agreement or understanding with any Related Party which would influence that person not to remain associated with or employed by Newtek from and after the Closing or from serving Newtek after the Closing in a capacity similar to the capacity presently held with Exponential, Exponential LP or Exponential LLC.

         Section 3.24  No Conflict or Default. Other than as set forth in
Schedule 3.24 Exponential's execution and performance of this Agreement will not: (i) violate any Applicable Laws or Permits, (ii) cause a lien, security interest or encumbrance of any nature whatsoever with respect to the properties or assets of Exponential, Exponential LP or Exponential LLC, or (iii) give any entity an interest or rights, including rights of termination, acceleration or cancellation, with respect to any of the properties, assets, Contracts or business of Exponential, Exponential LP or Exponential LLC.

         Section 3.25  Books of Account; Records. Except as set forth in
Schedule 3.25, the stock records books, minute books, and other records relating to the assets, properties, contracts and outstanding legal obligations of Exponential, Exponential LP and Exponential LLC are complete and correct in all material respects and have been maintained in accordance with good business practices.

         Section 3.26 Subsidiaries. Except as set forth in the Financial Statements or Schedule 3.26:

                  (a) none of Exponential, Exponential LP or Exponential LLC has any controlling or ownership interest in excess of 5 percent in any other entity ("Subsidiary"); and

                  (b) all of the limited partnership interests in Exponential LP and limited liability company interests in Exponential LLC have been issued in compliance with applicable corporate and securities laws, without any violation or breach of any contractual obligation to any third party.

         Section 3.27  Intentionally Omitted.

         Section 3.28 Employment Agreements; Severance. Except for the employment agreements listed in Schedule 3.28, neither Exponential, Exponential LP nor Exponential LLC is a party to any employment or severance agreement. The consummation of the Merger will not result, either immediately or through the passage of time or the occurrence of a contingency, in any payment becoming due from Exponential, Exponential LP or Exponential LLC, or any Subsidiary to any officer or employee of Exponential, Exponential LP or Exponential LLC.

                                   ARTICLE IV

                     NEWTEK'S REPRESENTATIONS AND WARRANTIES
         To induce Exponential and the Exponential Stockholders to enter this Agreement, Newtek represents and warrants to Exponential and the Exponential Stockholders that:

         Section 4.01 Organization and Standing. Newtek is a corporation duly organized, existing and in good standing under the laws of the State of New York, with full power and authority (corporate and other) to conduct its business as currently conducted. Newtek is duly qualified to do business and is in good standing in each jurisdiction where its activities would require qualification, except where the failure to qualify would not have a material adverse effect upon Newtek's business, financial condition or results of operation (a "Newtek Material Adverse Effect"). Newtek is not in default of any provision of its Certificate of Incorporation or Bylaws.

         Section 4.02 Capitalization and Security Holders. The authorized capital stock of Newtek consists of 39,000,000 shares of Common Stock, of which 22,212,517 shares are issued and outstanding, and 1,000,000 shares of Preferred Stock, of which none are issued and outstanding. Each outstanding share of Newtek Common Stock has been duly authorized and validly issued and is fully paid and non-assessable, and no Newtek Common Stock has been issued in violation of preemptive or similar rights.

         Except as set forth in Schedule 4.02, there are no outstanding options, subscriptions, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Newtek or, to Newtek's knowledge, any stockholder of Newtek, of any securities or interests of Newtek, nor are there outstanding any securities which are convertible into or exchangeable for shares or equity interests of Newtek. The issuance and sale of all securities of Newtek have been in full compliance in all material respects with the registration requirements of all applicable federal and state securities laws or pursuant to valid exemptions. The shares of Newtek Common Stock to be issued pursuant to this Agreement will be duly authorized and validly issued and (upon delivery to the Exponential Stockholders in accordance with the terms of this Agreement and the Escrow Agreement) will be fully paid, nonassessable, and free of preemptive rights.

         Section 4.03 Corporate Power and Authority. Newtek has all requisite corporate power and authority to enter into and perform this Agreement and to carry out its obligations under this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and Stockholder action on the part of Newtek. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of Newtek.

         Section 4.04 Consents and Approvals. Newtek's execution, delivery or performance of this Agreement does not and will not require any consents or approvals of, filings with, or action by any third party.

         Section 4.05 Audited and Unaudited Financial Statements. Newtek has furnished to Exponential the Newtek Financial Statements (as defined below). The Newtek Financial Statements (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to audit adjustments normal in nature and amount and the addition of customary notes) the assets, liabilities, results of the operations and changes in stockholders' equity and financial position of Newtek for the respective periods or as of the respective dates therein set forth; and the Financial Statements (including the related notes, where applicable) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of Newtek are true and complete in all material respects and have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements. "Newtek Financial Statements" as used in this
Section 4.05 means (i) the consolidated balance sheets (including related notes and schedules, if any) of Newtek as of December 31, 2000, and the statements of operations, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Newtek for the year ended December 31, 2000, together with the audit report of PricewaterhouseCoopers, LLP thereon; and (ii) the unaudited balance sheets of Newtek as of September 30, 2001, and the related unaudited statements of income, changes in stockholders' equity and cash flows, as set forth in Newtek's Form 10-Q as filed with the Securities Exchange Commission ("SEC"), for the nine-month period then ended.

         Section 4.06 Undisclosed Liabilities. Newtek has no liability or obligation of any nature except those:

                  (a) set forth in the Newtek Financial Statements which have not been paid or discharged since the date thereof;

                  (b) contractual obligations arising after the date of this Agreement; and

                  (c) current liabilities (including provisions for current and deferred income tax) incurred since September 30, 2001, in transactions entered into in the ordinary course of business consistent with past practices which are properly reflected on their books and which are not inconsistent with Newtek's other representations, warranties in this Agreement.

         Section 4.07 Absence of Certain Changes. Since December 31, 2000, other than as set forth in the Newtek Financial Statements or in filings with the SEC on Form 10-K or 10-Q, there has not been any:

                  (a) Newtek Material Adverse Effect, or anything which reasonably could be expected to result in an Newtek Material Adverse Effect;

                  (b) declaration, setting aside or payment of a dividend or distribution (in cash or in kind) to any Newtek Stockholder, nor any direct or indirect redemption, purchase or other acquisition by Newtek of any capital stock or the issuance of any options, warrants, rights or agreements to purchase or acquire such stock;

                  (c) transaction entered into or carried out by Newtek or Affiliates (as defined hereafter) other than in the ordinary and usual course of Newtek's business consistent with past practices;

                  (d) borrowing or agreement to borrow funds by Newtek or incurring by Newtek of any other obligation or liability (contingent or otherwise), except liabilities incurred in the usual and ordinary course of Newtek's business consistent with past practices, or any endorsement, assumption or guarantee of payment or performance of any loan or obligation of any other person by Newtek; or

                  (e) material change in Newtek's accounting procedures or practices or its method of application of these principles or practices.

                  (f) For purposes hereof, "Affiliates" means, with respect to Newtek, any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by Newtek. For the purpose of this definition, the term "control" means, with respect to any entity, the beneficial ownership of 50% or more of the equity or voting interests in such entity.

         Section 4.08 Newtek Reports; Public Company Status. Newtek has previously made available to Exponential a true and complete, in all material respects, copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1996 by Newtek with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the "Newtek Reports"). As of their respective dates, the Newtek Reports complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Newtek is eligible to use Form S-3 for the registration of the Newtek Common Stock to be issued to the Exponential Stockholders hereunder.

         Section 4.09 Taxes. Newtek and its Affiliates have paid all federal, state, local and foreign taxes, assessments, fees and other governmental charges they are legally required to pay. Newtek and its Affiliates have filed all federal, state, local and foreign tax returns and tax reports they are legally required to file and these returns and reports are true, correct and complete and have not been amended, and all taxes arising under the returns and reports have been either fully paid or adequately reserved for in the Financial Statements, and will be timely paid when due. For purposes of this Section, a "Newtek Affiliate" includes only those entities identified as subsidiary companies of Newtek in its most recent filings with the SEC and does not include the "Partner Companies" identified therein.

         Section 4.10 Compliance with Law. Except where the failure to comply would not have a Material Adverse Effect, Newtek has materially complied with all laws, statutes, ordinances, orders, rules, and all judgments, decisions and orders entered, by any federal, state, local or foreign court or governmental authority or instrumentality applicable or relate to Newtek or its businesses or properties ("Newtek Applicable Laws"). Newtek has all governmental, self-regulatory and other non-governmental franchises, licenses, permits, consents, authorizations, approvals and certifications necessary for the conduct of its business as currently conducted ("Newtek Permits"). Newtek is not in violation of any of the Newtek Permits, and there are no pending or, to the knowledge of Newtek no threatened proceedings which could result in the revocation, cancellation or inability of Newtek to renew any Newtek Permit.

         Section 4.11 Brokerage and Finder's Fees. Newtek has not incurred nor will incur any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

         Section 4.12 No Conflict or Default. Newtek's execution, delivery or performance of this Agreement will not violate any Newtek Applicable Laws or Newtek Permits, or conflict with or result in the breach of any provision of Newtek's Certificate of Incorporation, Bylaws, or other organizational document, nor of any material Contract, writ, order, judgment, injunction, decree, restriction, legal obligation or instrument to which Newtek is a party or by which Newtek or any of its assets or properties are or may be bound or affected, or constitute a default (or an event which, with the giving of notice, the passage of time, or both would constitute a default), or result in the creation or imposition of any lien, security interest, charge or encumbrance, or restriction of any nature whatsoever with respect to any of Newtek's properties or assets, or give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to any of the properties, assets, Contracts or business of Newtek.

         Section 4.13 Litigation. There is no legal action or any proceeding or investigation ("Action") pending or, to the knowledge of Newtek, threatened against Newtek or any Affiliate which could have a Newtek Material Adverse Effect or a material adverse effect on Newtek's ability to execute and perform this Agreement.

         Section 4.14 Certified Capital Company Status and Investments. Newtek has not received written or oral information from any applicable state authority that grounds do or may exist under applicable law for decertification as a Capco of any certified capital company affiliated with Newtek.

         Section 4.15 Complete Disclosure. The representations and warranties by Newtek in this Agreement or the related Schedules and Exhibits delivered by or on Newtek's behalf, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

         Section 5.01  Mutual Covenants.

                  (a)      General. Each Party shall use its best efforts to
                           -------
take all actions promptly and do all things necessary, proper or advisable to perform as required by this Agreement, including without limitation using all commercially reasonable efforts to cause the satisfaction of the all conditions set forth in this Agreement for which the Party is responsible as soon as reasonably practicable and to prepare, execute, acknowledge or verify, deliver, and file the additional documents, and take or cause to be taken the additional actions, as any Party may reasonably request to carry out the purposes or intent of this Agreement.

                  (b)      Approvals and Consents. Each Party shall use its best
                           ----------------------
efforts to take promptly any additional action that may be necessary, proper or advisable in connection with any other notices, filings, authorizations, consents or approvals of any court, administrative agency or commission, or other governmental entity or other third party, including but not limited to the New York State Department of Insurance, that it may be required to give, make or obtain in connection with the completion of performance of this Agreement.

                  (c)      Cooperation. On and after the Closing, each Party
                           -----------
shall execute any and all further documents and writings and perform any other commercially reasonable actions reasonably requested by the other Party to perform this Agreement. Exponential shall instruct its officers and employees not to take any action that is reasonably likely to discourage any of Exponential's lessors, licensors customers, suppliers or other business relationships from maintaining the same relationships with Exponential after the Closing as existed prior to the Closing.

                  (d)      Confidential Information. No Party shall at any time
                           ------------------------
directly or indirectly copy, disseminate or use, for such Party's own benefit or the benefit of any third party, any information that has been disclosed in confidence by the other Party ("Confidential Information"), regardless of how the Confidential Information was acquired, except for the disclosure or use of the Confidential Information (x) upon the advice of counsel required by law or legal process or (y) authorized in writing by the Party that owns the Confidential Information. The Parties may disclose each other's Confidential Information to their respective responsible officers, directors or employees (collectively, "Employees") with a bona fide need-to-know, but only to the extent necessary to carry out the purpose for which the Confidential Information was disclosed. Newtek and Exponential each agree to instruct all such Employees not to disclose such Confidential Information to third parties, without the prior written permission of the Party disclosing such Confidential Information. Notwithstanding anything to the contrary contained in this paragraph, Confidential Information does not include information (i) generally available to the public other than as a direct or indirect result of a disclosure by a Party in violation of this Agreement; (ii) that is already in the receiving Party's possession at the time of the disclosing Party's disclosure of such Confidential Information, except as a result of the receiving Party's or any third party's breach of a legal obligation; (iii) that becomes known to the Party through disclosure by sources other than another Party having the legal right to disclose such information; or (iv) is independently developed by the Party without reference to or reliance upon the Confidential Information, where the burden of proof will be on the Party to demonstrate independent development from its written records. Each Party acknowledges that all of the Confidential Information is and shall remain the exclusive proprietary property of the Party that discloses it, whether or not disclosed in connection with this Agreement.

         If this Agreement is terminated, upon the written request of the disclosing Party, the receiving Party shall return to the disclosing Party, within ten days, all Confidential Information and all copies thereof whether in writing or other tangible form. Where impractical to return copies, such copies shall be destroyed. Within such ten-day period, an affidavit of the receiving Party shall be delivered to the disclosing Party attesting to the return and destruction of all Confidential Information.

         Each Party acknowledges and agrees that remedies at law for a violation or attempted violation of any of the obligations in this Section 5.01(d) would be inadequate and would cause immediate irreparable harm to the other Parties, and agree that in the event of any such violation or attempted violation, each Party is entitled to a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies which may be available.

                  (e)      Notices of Certain Events. Newtek and Exponential
                           -------------------------
shall promptly notify the other of any:

                           (i)      notice or other communication from any
entity alleging that their or any other entity's consent is or may be required in connection with any provision of this Agreement;

                           (ii)     notice or other communication from any
governmental or regulatory agency or authority relating in any way to this Agreement; and

                           (iii)    actions commenced or threatened in any way
relating to it or its property, or any disputes, conflict or circumstance providing the basis for any dispute or conflict, which if in existence on the date of this Agreement would have been required to be disclosed pursuant to this Agreement or which relates directly or indirectly to the consummation of the Merger.

                  (f)      Obligation to Update Schedules. Until the Closing,
                           ------------------------------
each Party shall promptly disclose to the others any information contained in the representations and warranties or Schedules which at any time is materially incomplete or is no longer materially correct or any material adverse development affecting the results of either Newtek's or Exponential's respective operations; provided, however, that no disclosure to this Agreement shall be deemed to modify, amend or supplement the representations and warranties of a Party or the Schedules attached unless the Party to whom the representations and warranties are made has consented in writing.

         Section 5.02 Reasonable Access by Newtek Pending Closing. Exponential shall give to Newtek, its counsel, accountants, financial advisers and lenders, and other representatives, after reasonable notice, reasonable access, during normal business hours, throughout the period prior to the Closing, to all of the properties, books, contracts, commitments and records relating exclusively to Exponential's business, and Exponential shall reasonably cooperate with Newtek and its accountants in connection with the preparation of timely and complete audited and unaudited financial statements; and, during such period, Exponential shall make available to Newtek a copy of each material report, schedule, correspondence and other document delivered to, filed with or received by it pursuant to the requirements of New York law in connection with this Agreement. Newtek agrees that any information provided pursuant to this Section shall be Confidential Information subject to the provisions of Section 5.01(d) above.


         Section 5.03  Registration of Newtek Common Stock.

                  (a) Newtek agrees that it shall, within fifteen (15) calendar days after the Closing, cause to be filed a registration statement (a "Shelf Registration") on Form S-3 or any other appropriate form under the Securities Act for an offering to be made on a delayed or continuous basis pursuant to Rule 415 thereunder covering 150,000 shares of Newtek Common Stock issued to the Exponential Stockholders hereunder. Prior to the filing of the Shelf Registration or any supplement or amendment thereto, Newtek shall furnish copies of the Shelf Registration or such supplement or amendment to one counsel designated by the Exponential Stockholders, and Newtek shall not file the Shelf Registration or such supplement or amendment without the prior consent of such counsel, which consent shall not be unreasonably withheld. Newtek shall pay all expenses incurred in connection with the Shelf Registration, except for the fees of Exponential's counsel.

                  (b) Newtek shall use its best efforts (a) to cause the Shelf Registration to be declared effective by the SEC as promptly as practicable and
(b) to keep the Shelf Registration continuously effective until the earlier of
(i) the second anniversary of the date hereof and (ii) the date when all shares covered by the Shelf Registration have been sold in the public securities markets.

                  (c) Newtek agrees promptly to supplement or make amendments to the Shelf Registration, (A) if required by the registration form used by Newtek for the Shelf Registration or by the instructions applicable to such registration for or by the Securities Act or the rules or regulations thereunder, (B) if required in order that the Shelf Registration will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (C) as may reasonably be requested by the Exponential Stockholders.

                  (d) Newtek shall furnish to each Exponential Stockholder such number of copies of the Shelf Registration, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Shelf Registration and such other documents as such Exponential Stockholder may reasonably request in order to facilitate the disposition of the shares of Newtek Common Stock owned by such Exponential Stockholder.

                  (e) Exponential shall fully cooperate with Newtek in the preparation of the Registration Statement and shall promptly furnish to Newtek the information with respect to Exponential and the Exponential Stockholders required to be included in the Registration Statement and any related amendments.

                  (f) Newtek shall take all actions required to register or qualify, or obtain exemptions from registration or qualification, for the Newtek Common Stock to be issued hereunder under applicable state "Blue Sky" securities laws, as appropriate.

                  (g) Newtek agrees to indemnify, to the extent permitted by law and subject to the terms of this Agreement, each Exponential Stockholder against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Shelf Registration (or any amendment thereto) or a prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein in the light of the circumstances under which they were made not misleading.

                  (h) The Exponential Stockholders agree that, as among themselves, they shall each be entitled to sell, pursuant to the Shelf Registration, their pro rata portion of the 150,000 shares of Newtek Common Stock registered thereunder, based on the respective ownership interests in the Newtek Common Stock held by the Exponential Stockholders as of the date of Closing.

         Section 5.04. Rule 144. Newtek covenants that it shall use its best efforts to file the reports required to be filed by it under the Exchange Act, and it shall take such further action as any Exponential Stockholder may reasonably request, all to extent required from time to time to enable such Exponential Stockholder to sell shares of Common Stock delivered hereunder without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time or (b) any similar rules or regulations hereafter adopted by the SEC. Upon the written request of any Exponential Stockholder, Newtek shall deliver to such Exponential Stockholder a written statement as to whether it has complied with such requirements.

         Section 5.05 Expanding Exponential's Relationships. Immediately after the Closing, the Parties shall cooperate and use their best efforts to expand and adapt Exponential's relationship with the New York State Common Retirement Fund ("Fund"), in particular, to assist in the conversion of that relationship into an operating venture capital fund, including efforts to raise the funds required for that conversion. If this can be accomplished on term and conditions fully acceptable to Newtek, it shall cause a Newtek subsidiary to invest $5 million, on terms and conditions reasonably acceptable to Exponential and Newtek, and Newtek shall also (assuming acceptable terms and conditions) use its best efforts to raise at least $15 million in additional funds, for the purpose of the conversion of the fund. Newtek will not communicate with the Fund or its agents prior to the Closing without the consent of Exponential.

         Section 5.06 Termination of Cross-Purchase, Redemption and Restrictive Sale Agreement. Each of the Exponential Stockholders hereby agrees that, effective upon the Closing hereof, that certain Cross-Purchase, Redemption and Restrictive Sale Agreement dated July 20, 1993 by and among the Exponential Stockholders, and all rights and obligations of the parties thereto thereunder, shall be terminated. Each of the Exponential Stockholders also agrees for himself, his heirs, personal representatives and assigns, that by execution of this Agreement, such stockholder hereby waives any and all preemptive rights to which he may have been, or may be, entitled to in connection with his ownership of the Exponential Common Stock.

                                   ARTICLE VI

                                   CONDITIONS

         Section 6.01 Mutual Conditions. The Parties' obligations to consummate the Merger and to perform this Agreement are subject to all the following conditions:

                  (a)      No Action. No Action before any court or governmental
                           ---------
body is pending or threatened wherein a judgment, decree or order would restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or cause the transactions to be declared unlawful or rescinded.

                  (b)      Corporate Action. All corporate action necessary to
                           ----------------
authorize the execution and delivery of this Agreement and consummation of the Merger (including without limitation, and if deemed legally required by counsel to Exponential or Newtek, respectively, the approval of this Agreement by the requisite vote of the Stockholders of Exponential or Newtek) has been duly and validly taken.

                  (c)      Governmental Approvals. Any governmental or other
                           ----------------------
approvals or review of this Agreement, the Merger or the transactions contemplated by this Agreement required under any applicable laws, statutes, orders, rules, regulations, or policies, or any related guidelines to consummate the transactions contemplated by this Agreement have been received, including, without limitation, the approval of the New York State Insurance Department to the change in ownership of Exponential without the imposition of any condition to that approval which is, in Newtek's reasonable discretion, excessively burdensome in connection with the future operation of Exponential.

         Section 6.02 Conditions to Obligations of Newtek. Newtek's obligation to consummate the Merger and to perform this Agreement is subject to the fulfillment of all of the following conditions unless waived by Newtek in writing:

                  (a)      Representations and Warranties. The representations
                           ------------------------------
and warranties of Exponential and the Exponential Stockholders set forth in this Agreement are true and correct as of the Closing as though made at and as of the Closing except where any untruth or inaccuracy will not, either individually or in the aggregate, have an Exponential Material Adverse Effect.

                  (b)      Performance of Agreement. Exponential and the
                           ------------------------
Exponential Stockholders shall have performed and observed in all material respects all obligations and conditions to be performed or observed by it or them under this Agreement at or prior to the Closing.

                  (c)      Officers' Certificate. Exponential has furnished to
                           ---------------------
Newtek a certificate, dated the date of the Closing and signed by the President of Exponential on behalf of Exponential that the conditions set forth in Sections 6.02(a) and (b) have been fulfilled.

                  (d)      Releases. Each of the Exponential Stockholders has
                           --------
provided Newtek with a release of any and all claims they may have against Exponential through the date of the Closing, with only those exceptions as are acceptable to Newtek.

                  (e)      Material Adverse Changes. Since the Latest Balance
                           ------------------------
Sheet Date, there has occurred no change in the operations, prospects, assets, business, or condition (financial or otherwise) of Exponential, Exponential LP or Exponential LLC which would have an Exponential Material Adverse Effect.

                  (f)      Continuation of Business. Since the Latest Balance
                           ------------------------
Sheet Date, and except as otherwise provided in this Agreement, Exponential, Exponential LP and Exponential LLC have operated their businesses in the normal course, consistent with past practice, and have not suffered any damage, destruction, loss or occurrence, whether covered by insurance or not, which would result in an Exponential Material Adverse Effect.



         Section 6.03 Conditions to Obligations of Exponential. Exponential's and the Exponential Stockholders' obligation to consummate the Merger and to perform this Agreement is subject to the fulfillment of all of the following conditions, unless waived by Exponential in writing:

                  (a)      Representations and Warranties. Newtek's
                           ------------------------------
representations and warranties set forth in this Agreement are true and correct as of the Closing as though made at the Closing except where any untruth or inaccuracy will not, either individually or in the aggregate, have a Newtek Material Adverse Effect.

                  (b)      Performance of Agreement. Newtek shall have performed
                           ------------------------
and observed in all material respects all obligations and conditions to be performed or observed by it under this Agreement at or prior to the Closing.

                  (c)      Officers' Certificate. Newtek has furnished a
                           ---------------------
certificate, dated the date of the Closing and signed by the President of Newtek on behalf of Newtek that the conditions set forth in Sections 6.03(a) and (b) have been fulfilled.

                  (d)      Financial Statements. Newtek has delivered the
                           --------------------
Financial Statements to Exponential.

                  (e)      Material Adverse Changes. There has occurred no
                           ------------------------
change in the operations, prospects, assets, business, or condition (financial or otherwise) of Newtek or any Affiliates which would have a Newtek Material Adverse Effect.

                  (f)      Continuation of Business. Except as otherwise
                           ------------------------
provided in this Agreement, Newtek and Affiliates have operated their businesses in the normal course, consistent with past practice, and have not suffered any damage, destruction, loss or occurrence, whether covered by insurance or not, which would result in a Newtek Material Adverse Effect.

                  (g)      Opinion of Counsel. Exponential has received an
                           ------------------
opinion, addressed to it and dated as of the Closing, from Cozen O'Connor, counsel for Newtek, to the following effect:

                           (i)      Newtek is incorporated, validly existing and
in good standing under the laws of the State of New York and has full power and authority to carry on its business as now conducted and to own or lease its properties;

                           (ii)     this Agreement has been duly authorized by
all necessary corporate action on the part of Newtek and is a valid and binding obligation of Newtek;

                           (iii)    the execution and performance of this
Agreement will not conflict with or result in a violation of, or constitute a default under, any provision of the Certificate of Incorporation and Bylaws of Newtek nor of any judgment, order or decree applicable to Newtek; and

                           (iv)     no consent, approval, order, authorization,
declaration or filing with any governmental authority or other entity is required in connection with Newtek's execution and delivery of this Agreement, except for the consents, approvals, orders or authorizations obtained or registrations, declarations and filings made prior to the date of Closing.

                           (v)      The shares of Newtek Common Stock to be
issued pursuant to this Agreement will be duly authorized and validly issued and (upon delivery to the Exponential Stockholders in accordance with the terms of this Agreement and the Escrow Agreement) will be fully paid, nonassessable, and free of preemptive rights.

         In rendering its opinion, Newtek's counsel may rely (without independent investigation) to the extent counsel deems necessary or appropriate, as to matters of fact, upon representations and certificates of public officials and of the officers of Newtek.

                  (g)      Employment & Consulting Agreements. Dirk E. Sonneborn
                           ----------------------------------
shall have executed an employment agreement with Exponential, in the form set forth in Exhibit C, and directors Dirk E. Sonneborn, Robert L. Godgart, Michael
D. Marvin, J. Jeffrey Solomon, Paul M. Solomon and Lawrence E. Wetzel shall each have entered into a consulting agreement with Exponential in the form set forth in Exhibit C. The Chief Executive Officer of Newtek shall also have provided a letter to Roseanne Salvagno stipulating the terms of her continuing employment with Exponential including a provision for a minimum term of six months.

                                   ARTICLE VII

                   TERMINATION, AMENDMENT, WAIVER AND SURVIVAL

         Section 7.01 Termination. This Agreement may be terminated at any time prior to the Closing (a) by mutual written consent of Exponential and Newtek;
(b) by either Newtek or Exponential if the other has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which is incapable of being cured or is not cured within 45 days of written notice; or (c) by either Newtek or Exponential if Closing has not occurred within sixty (60) days of the date of this Agreement.

         Section 7.02 Effect of Termination. In the event of termination of this Agreement by either Exponential or Newtek pursuant to Section 7.01(a) or
(c), this Agreement shall be void and have no effect, without any liability or obligation of the part of Exponential, any Exponential Stockholder or Newtek. If terminated pursuant to Section 7.01(b), Sections 5.01(d) and 9.09 shall survive the termination and remain in full force and effect.

         Section 7.03 Survival of Representations and Warranties. Any investigation, review or audit made by or on behalf of Exponential, Exponential Stockholders or Newtek, or the availability of information shall not affect the covenants, representations and warranties contained in this Agreement, and such covenants, representations and warranties shall survive the Closing for a period ending January 31, 2004, whereupon they shall terminate, expire and be of no further effect; provided however, that those representations and warranties included in Section 3.07 shall survive the Closing for a period ending January 31, 2005.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         Section 8.01 Indemnification of Newtek. Subject to the conditions and provisions set forth herein, Exponential hereby agrees to indemnify, defend and hold harmless Newtek, any Affiliate, and the officers, directors, employees, agents and representatives of each (collectively, the "Newtek Indemnified Parties"), and the Exponential Stockholders, severally and not jointly, hereby agree to indemnify, defend and hold harmless the Newtek Indemnified Parties, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (a "Claim" or collectively "Claims"), asserted against or imposed upon or incurred by any of the Newtek Indemnified Parties:

                  (a) resulting from, or by reason of any facts constituting, a breach of any covenant, agreement, representation or warranty of Exponential or the Exponential Stockholders contained in this Agreement or a schedule or certificate required pursuant to this Agreement; provided, however, that Newtek waives any right of indemnification as to any representation or warranty of Exponential or an Exponential Stockholder contained in this Agreement as to which Newtek both (i) knew prior to Closing to be materially incorrect, untrue or incomplete and (ii) failed to disclose such knowledge to Exponential prior to Closing;

                  (b) resulting from any action taken by any of the Newtek Indemnified Parties to enforce successfully the provisions of this indemnification.

         The indemnity under this Section 8.01 extends only to the net amount of any Claim sustained by any of the Newtek Indemnified Parties after deducting there from any tax benefit actually recognized by such party as a result of such action, assessment, loss, damage, liability, cost or expense (after taking into account the effect if any, of timing differences resulting from the acceleration of the deferral of items of gain or loss) and any amount which any of the Newtek Indemnified Parties recovers as proceeds of insurance in respect of such Claim, net of any cost of collection, deductible, reimbursement obligation or other cost directly related to the insurance claim for such Claim.

         Notwithstanding anything herein to the contrary, if the Exponential Stockholders shall be required to indemnify any of the Newtek Indemnified Parties, with respect to the same item of damage and amount, the satisfaction of such indemnity to one of them shall discharge the Exponential Stockholders' obligations to the others to the extent of the amount paid.

         Section 8.02 Indemnification of the Exponential Stockholders. Subject to the conditions and provisions set forth herein, Newtek hereby agrees to indemnify, defend and hold harmless the Exponential Stockholders from and against all Claims asserted against or imposed upon or incurred by any of them resulting from, or by reason of any facts constituting, a breach of any covenant, agreement, representation or warranty of Newtek contained in this Agreement or a schedule or certificate required pursuant to this Agreement, or resulting from any action taken by any of the Exponential Stockholders to enforce successfully the provisions of this indemnification.

         The indemnity under this Section 8.02 extends only to the net amount of any Claim sustained by the Exponential Stockholders after deducting there from any tax benefit actually recognized by Exponential Stockholders as a result of such action, assessment, loss, damage, liability, cost or expense (after taking into account the effect if any, of timing differences resulting from the acceleration of the deferral of items of gain or loss) and any amount which any Exponential Stockholder recovers as proceeds of insurance in respect of such Claim, net of any cost of collection, deductible, reimbursement obligation or other cost directly related to the insurance claim for such Claim.

         Section 8.03. Limitation of Exponential Stockholders' Liability. The obligations and liabilities of the Exponential Stockholders hereunder with respect to indemnification for Claims by Newtek and otherwise shall be subject to the following limitations:

                  (a) The Exponential Stockholders shall be obligated to indemnify Newtek only with respect to those Claims as to which Newtek has given the Exponential Stockholders written notice on or prior to January 31, 2004, or with respect to matters related to the breach of a representations contained in
Section 3.07, notice on or prior to January 31, 2005 (the periods between Closing and January 31, 2004 or January 31, 2005, as the case may be, are referred to herein as the "Indemnification Period"). No indemnification shall be required to be made by Exponential Stockholders hereunder unless the amount of Newtek Claims exceeds $25,000 in the aggregate, in which case the Exponential Stockholder indemnification obligations shall apply to the aggregate amount of such Claims in excess of $25,000.

                  (b) All claims for indemnification pursuant to Section 8.01 hereof shall be recovered by Newtek solely by (i) first, the return to Newtek of up to one half of the Delivered Merger Shares delivered to the Exponential Stockholders hereunder pursuant to Section 1.06 (or if the Exponential Stockholders no longer own sufficient shares of Newtek Common Stock, the delivery of an amount of cash representing the fair market value of the returnable shares on the date of Closing), (ii) next, by the return of up to 250,000 former Escrowed Merger Shares which may have pursuant to the terms hereof been released from escrow (or cash as with respect to the Delivered Merger Shares), and (iii) next, by the reduction of the number of remaining Escrowed Merger Shares, up to a total (along with shares returned pursuant to clause (ii), preceding) of 250,000 shares. In no event shall the aggregate number of Delivered Merger Shares returnable to Newtek in payment of the Exponential Stockholders' indemnification obligations hereunder exceed 250,000 shares, nor shall the aggregate number of Escrowed Merger Shares returned or removed from escrow exceed 250,000 shares. No Exponential Stockholder shall be obligated to return to Newtek more than such Exponential Stockholder's pro rata portion of such 250,000 Delivered Merger Shares, and any return of former Escrowed Merger Shares or reduction in the Escrowed Merger Shares shall also be done on a pro rata basis, in each case based on the respective ownership interests in the Newtek Common Stock held by the Exponential Stockholders as of the date of Closing. In addition, if any reduction in the Escrowed Merger Shares shall be made pursuant to clause (iii) of this subsection, the release of the remaining Escrowed Merger Shares shall occur only after amounts that subsequently become "Available for Distribution" (as defined in Exhibit B hereof) exceed the amounts that would have been necessary to effect the release of the reduced Escrowed Merger Shares if such Escrowed Merger Shares had remained in escrow.

                  (c) For purposes of determining the number of shares of Newtek Common Stock recoverable from the Exponential Stockholders (or reducible from escrow) sufficient to satisfy a Claim by Newtek subject to indemnification hereunder, the value of a share of Newtek Common Stock shall be equal to the Average Indemnification Price (as hereinafter defined). For purposes hereof, "Average Indemnification Price" means the average of the closing prices of the Newtek

Common Stock, as such prices are reported by the Wall Street Journal, on the 30 trading days immediately preceding: (i) the date of the award (with respect to any recovery hereunder determined by judicial proceeding), (ii) the date of agreement (with respect to any a recovery hereunder determined by written agreement between Newtek and the Exponential Stockholders), or (iii) the date that is 30 days after the Exponential Stockholders were given notice of such Claim pursuant to Section 8.05(b) (with respect to any recovery hereunder where the Exponential Stockholders are deemed not to dispute the Claim or the amount because they have not responded as provided in Section 8.05(b)). In the event one or more Exponential Stockholder no longer owns sufficient shares of Newtek Common Stock to satisfy his obligation hereunder, he shall be obligated to pay an amount in cash equal to the number of shares as determined by this subsection multiplied by the fair market value of such shares on the date of Closing.

                  (d) Any recovery by Newtek from the Exponential Stockholders of shares of Newtek Common Stock to satisfy a Claim hereunder shall be done so as to reduce each Exponential Stockholder's interest in the Newtek Common Stock on a pro rata basis, based on the respective ownership interests in the Newtek Common Stock held by the Exponential Stockholders as of the date following Closing.

         8.04. Limitation of Newtek's Liability. The obligations and liabilities of Newtek with respect to indemnification for Claims by Exponential Stockholders shall be subject to the following limitations:

                  (a) Newtek shall be obligated to indemnify the Exponential Stockholders only with respect to those Claims as to which the Exponential Stockholders have given Newtek written notice during the Indemnification Period ending December 31, 2004.

                  (b) All claims for indemnification pursuant to Section 8.02 hereof shall be limited in amount to the fair market value of Exponential as of the Closing date pursuant to GAAP. No indemnification shall be required to be made by Newtek hereunder unless the amount of Shareholder Claims exceeds $25,000 in the aggregate, in which case Newtek's indemnification obligations shall apply to the aggregate amount of such Claims in excess of $25,000.

                  (c) No indemnification shall be required to be made by Newtek hereunder in an amount in excess of the value of 500,000 of the shares of Newtek Common Stock issued to the Exponential Stockholders hereunder, plus such additional shares as shall have been released from the Escrow, such value to be determined in accordance with Section 8.03(c).



         Section 8.05 Process of Indemnification. The obligations and liabilities of a party for which indemnification is sought (an "indemnifying party") by a person or entity seeking indemnification (an "indemnified party") under this Article VIII shall be subject to the following conditions:

                  (a) Notice from Indemnified Party. The indemnified party shall
                      -----------------------------
promptly notify the indemnifying party in writing of the assertion of any Claim or the discovery of any fact upon which the indemnified party intends to base a Claim hereunder. Such notice shall set forth the amount of the Claim and specify the alleged basis of the Claim. The delay or failure of an indemnified party to provide notice hereunder shall not in any way limit the indemnified party's indemnification rights hereunder except to the extent that the indemnifying party shall have been materially adversely affected by such delay or failure and except that in any event such notice shall be made within the Indemnification Period.

                  (b) Recovery by Indemnified Party. If the indemnifying party
                      -----------------------------
does not dispute the basis or amount of any Claim within 30 days of receiving written notice thereof, the indemnified party shall have the right promptly to recover indemnity as and to the extent provided herein. If the indemnifying party disagrees with the basis of the Claim or the amount of damages caused thereby, then within 30 days of receiving written notice thereof, the indemnifying party shall give notice to the indemnified party of such disagreement and, in that case, the indemnified party shall have no right to recover indemnity hereunder until such time, if at all, as (a) a court of competent jurisdiction issues a final, non-appealable order specifying the amount of the indemnified party's recovery, in which case the indemnified party shall have the right promptly to recover the amount so specified (subject to the limitations contained in Sections 8.03 or 8.04 hereof) and (b) the indemnified party and the indemnifying party agree in writing to the amount of the recovery, in which case the indemnified party shall have the right promptly to recover the amount so agreed.

                  (c) Third-Party Claims. (i) If any claim, action, suit or
                      ------------------
proceeding (an "Action") is brought by a third party against an indemnified party, the Action shall be defended by the indemnifying party and such defense shall include all appeals or reviews that counsel for the indemnifying party shall deem appropriate. Until the indemnifying party shall have assumed the defense of any such Action, or if the indemnified party shall have reasonably concluded that there are likely to be defenses available to the indemnified party that are different from or in addition to those available to the indemnifying party (in which case the indemnifying party shall not be entitled to assume the defense of such Action), all legal or other expenses reasonably incurred by the indemnified party shall be borne by the indemnifying party.

                  (ii) In any Action initiated by a third party and defended by the indemnifying party, subject to the confidentiality provisions of this Agreement, (A) the indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense, (B) the indemnifying party shall keep the indemnified party fully informed as to the status of such Action at all stages thereof, whether or not the indemnified party is represented by its own counsel, (C) the indemnified party shall make available to the indemnifying party, and its attorneys and accountants, all books and records of the indemnified party relating to such Action and (D) the parties shall render to each other such assistance as may be reasonably required for the proper and adequate defense of such Action.

                  (iii) In any Action initiated by a third party and defended by the indemnifying party, the indemnifying party shall not make any settlement of any claim without the written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $100,000 or less where the indemnified party has not responded within ten business days of notice of a proposed settlement. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the indemnified party or its assets, employees or business. Consent shall be presumed in the case of settlements of $100,000 or less where the indemnified party has not responded within ten business days of notice of a proposed settlement.

         Section 8.06  Exclusive Remedy. Neither of Newtek nor the Exponential

Stockholders shall have a claim or cause of action, whether in contract, tort, under statute or otherwise (excepting fraud), against the other for monetary damages arising out of or related to this Agreement, the representations, warranties, covenants and agreements contained herein or any of the transactions contemplated hereby apart from the remedies set forth in this Article VIII.


                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.01 Notices. All notices and other communications under this Agreement to any Party shall be in writing and shall be deemed given when delivered to that Party, sent by facsimile transmission (with electronic confirmation) to that Party at the facsimile number for that Party set forth below, mailed by b mail (postage prepaid and return receipt requested) to that Party at the address for that Party set forth below, or delivered by Federal Express or any similar express delivery service for delivery to that Party at that address:

                  If to Exponential:

                           Exponential Business Development Company, Inc. 216 Walton Street
                           Syracuse, NY 13202
                           Attn: Dirk E. Sonneborn
                           fax: 315-474-4682

                           With a copy to:
                           Foley Hoag & Eliot LLP
                           One Post Office Square
                           Boston, MA 02109
                           Attn: Peter M. Rosenblum, Esq.
                           fax: 617-832-1148

                  If to Newtek:

                           Newtek Capital, Inc.
                           845 Third Ave.
                           New York, NY 1002
                           Attn: Barry Sloane
                           fax: 212-826-9159

                           With a copy to:
                           Cozen O'Connor.
                           1667 K Street, N.W.
                           Washington, DC  20006
                           Attn: Mathew Ash, Esq.
                           fax: 202-912-4830

                  If to an Exponential Stockholder:

                           Exponential Business Development Company, Inc. 216 Walton Street
                           Syracuse, NY 13202
                           Attn (Name of Stockholder)
                           fax: 31-474-4682

         Any Party may change its facsimile number or address for notices under this Agreement at any time by giving the other Parties written notice of the change.

         Section 9.02 Non-Waiver. No failure by a Party to insist upon strict compliance with a term or provision of this Agreement, to exercise any right, or to seek a remedy is a waiver of the right to insist upon such strict compliance, to exercise that or any other right, or seek that or any other remedy at any other time. This Agreement may not be modified by custom or practice in the trade, by the actions of the Parties or in any other manner except in writing signed by the party against whom enforcement is sought.

         Section 9.03 Headings. The headings of the various Articles and Sections of this Agreement are not part of the context of this Agreement, are merely labels to assist in locating such Articles and Sections, and shall be ignored in construing this Agreement.

         Section 9.04 Counterparts. This Agreement may be executed in multiple counterparts, each of which is an original, but all of which taken together are one and the same Agreement.

         Section 9.05 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior or contemporaneous discussions, negotiations, agreements and understandings (both written and oral) among the Parties with respect to such subject matter.

         Section 9.06 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied shall give any legal entity, other than the Parties, any rights, remedies or other benefits.

         Section 9.07 Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of New York, without regard to New York's principles of conflicts of law. The Parties irrevocably submit to the jurisdiction and venue of any Federal or State court in New York over any dispute arising out of this Agreement and agree that all claims related to any dispute related to this Agreement shall be heard and determined in any applicable New York court. The Parties irrevocably waive, to the fullest extent permitted by law, any objection they may have to the venue of any dispute brought in any such court or any defense of inconvenient forum for the maintenance of the dispute. The Parties irrevocably consent to process being served upon them in any site, action or proceeding before any such court by delivering as provided for notices in Section 9.01 of this Agreement. All rights and remedies of each Party under this Agreement are cumulative and are in addition to all other rights and remedies available to the Party from time to time, whether under this Agreement otherwise.

         Section 9.08 Binding Effect; Assignment. This Agreement is binding upon, inures to the benefit of and is enforceable by and against the Parties and their respective heirs, personal representatives, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be transferred or assigned by any of the

Parties without the prior written consent of the other Parties and any attempted assignment in violation of this provision is void.

         Section 9.09 Expenses. Except as otherwise specifically provided in this Agreement:

                  (a) Exponential shall pay its costs and expenses associated with the transactions contemplated by this Agreement, including without limitation the fees and expenses of its legal counsel, accountants and financial advisors.

                  (b) Newtek shall pay its own costs and expenses associated with this Agreement, the Merger, and the other the transactions contemplated by this Agreement, including without limitation the fees and expenses of its legal counsel, accountants and financial advisors, and costs and expenses of filing the Registration Statement with the SEC.

         Section 9.10 Public Announcements. Neither Newtek, on the one hand, nor Exponential or the Exponential Stockholders, on the other hand, shall, without the prior written consent of the other, make any public announcement or statement with respect anything related to this Agreement, except as may be necessary to comply with applicable requirements of the federal or state securities laws or any governmental order or regulation or any obligations pursuant to any listing agreement with any national securities exchange.

         Section 9.11 Severability. If any provision of this Agreement determined by a court or other government entity to be unenforceable, the Parties shall cooperate in good-faith to rewrite such provision so that it is enforceable to the maximum extent permitted by applicable law, and the Parties shall abide by the provisions as re-written. If any provision of this Agreement cannot be rewritten, the provision shall be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date:

                                       EXPONENTIAL BUSINESS DEVELOPMENT
                                       COMPANY, INC.


                                       By:          /s/ Dirk E. Sonneborn
                                           -------------------------------
                                           Title: Secretary


                                       NEWTEK CAPITAL INCORPORATED


                                       By:          /s/ Barry Sloane
                                           -------------------------------
                                           Title: Chairman and Chief Executive
                                                  Officer


                                       EXPONENTIAL MERGER SUBSIDIARY, INC.


                                       By:          /s/ Barry Sloane
                                           -------------------------------
                                           Title: President, Chief Executive
                                                  Officer


EXPONENTIAL STOCK HOLDER


         /s/ Lawrence E. Wetzel
--------------------------------------------
Print Name: Lawrence E. Wetzel

EXPONENTIAL STOCK HOLDER


         /s/ Paul M. Solomon
--------------------------------------------
Print Name: Paul M. Solomon


EXPONENTIAL STOCK HOLDER


         /s/ J. Jeffrey Solomon
--------------------------------------------
Print Name: J. Jeffrey Solomon

EXPONENTIAL STOCK HOLDER


         /s/ Dirk E. Sonneborn
--------------------------------------------
Print Name: Dirk E. Sonneborn


EXPONENTIAL STOCK HOLDER


         /s/ Michael D. Marvin
--------------------------------------------
Print Name: Michael D. Marvin


EXPONENTIAL STOCK HOLDER


         /s/ Robert L. Godgart
--------------------------------------------
Print Name: Robert L. Godgart

                                    EXHIBIT A


                                ESCROW AGREEMENT


                                    Omitted.

                                    EXHIBIT B
                          RELEASE OF SHARES FROM ESCROW

         The 500,000 shares of Newtek common stock to be deposited in escrow (the "Escrow Shares") shall be released to the Exponential Stockholders as amounts become Available for Distribution (as defined below), as follows:

     . Until such time as an amount equal to the Initial Recovery (as defined and adjusted below) becomes Available for Distribution, no Escrow Shares will be released to the Exponential Stockholders.

     . Beginning with the first calendar quarter following the Initial Recovery, and continuing for each succeeding calendar quarter until the quarter that ends first following the seventh anniversary of the Closing, the Exponential Stockholders shall be entitled to receive up to 500,000 shares of Newtek common stock, ratably, for the next $2 million that becomes Available for Distribution, or one share for each $4.00 that becomes Available for Distribution.

     . Newtek will direct the Escrow Agent within the 20 day period following the end of each calendar quarter, to direct the transfer agent to deliver to the Exponential Stockholders certificates for Newtek common stock representing the number of shares (in whole shares only) determined by the foregoing formula.

     . Following the quarter end which occurs first following the seventh anniversary of the Closing, and any delivery of Escrow Shares to the Exponential Stockholders resulting from amounts that become Available for Distribution during such quarter, Newtek shall have no further obligation to cause additional Escrow Shares to be delivered to the Exponential Stockholders, and such shares shall be returned to Newtek.

For purposes of this Exhibit B, the following terms shall be defined as follows:

     . Amounts that are "Available for Distribution" shall mean (i) cash proceeds from the liquidation of assets held by Exponential, and Exponential's pro rata portion of the cash proceeds from the liquidation of assets held by Exponential LP or Exponential LLC, to the extent that such entities may legally distribute such cash to their equity holders, plus (ii) all cash actually distributed to Newtek from such sources.

     . "Initial Recovery" shall mean $1,000,000, plus simple interest on such amount at a rate of ten percent per annum, calculated quarterly; provided, however, that interest shall accrue only on the portion of the Initial Recovery that is not yet Available for Distribution, also calculated quarterly. For example, if no amounts become Available for Distribution during the first year following the Closing, then at the end of such year the Initial Recovery shall be $1,100,000. If, however, $250,000 becomes Available for Distribution during the first quarter after Closing and no other amounts become Available for Distribution during the first year, then interest will only accrue on $750,000, and at the end of the year the amount of the Initial Recovery remaining will be $825,000 ($750,000 plus $75,000 interest at ten percent per annum). If, during the quarter after the first anniversary of the Closing, an additional $825,000 becomes Available for Distribution, thereafter all additional amounts that become Available for Distribution will be applied toward the release of Escrow Shares to the Exponential Stockholders.

                                    EXHIBIT C

                            EMPLOYMENT AGREEMENT FORM

                            CONSULTING AGREEMENT FORM


         Omitted.

         Schedules Omitted.